Exhibit 10
JOINT FUNDING AGREEMENT
This Joint Funding Agreement (this “Agreement”), dated as of July 2, 2008, is entered into by and among LKCM Private Discipline Master Fund, SPC, a segregated portfolio company organized under the laws of the Cayman Islands (“LKCM”), CPFW Holdings, L.P., a Delaware limited partnership (“CPFW”), and the other investors that are signatories hereto (the “Investors”). LKCM and CPFW are collectively referred to herein as the “Sponsors”. The Sponsors and the Investors are collectively referred to herein as the “Parties” and each of such entities is referred to herein as a “Party”.
RECITALS
Eiger Holdco, LLC, a Delaware limited liability company and wholly-owned subsidiary of LKCM (“Parent”), Eiger Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Industrial Distribution Group, Inc., a Delaware corporation (the “Company”) have entered into an Agreement and Plan of Merger, dated April 25, 2008 (the “Merger Agreement”), pursuant to which Merger Sub will merge into the Company and Parent will acquire all of the Company’s outstanding shares of common stock and securities convertible into or exchangeable for shares of capital stock of the Company on the basis of a price of $12.10 per share of common stock (the “Merger”). Capitalized terms used in this Agreement without definition have the respective meanings given to them in the Merger Agreement.
The Parties desire to provide the equity funding necessary to consummate the Merger in exchange for limited liability company interests in Parent. The Parties desire to set forth in this Agreement their agreement with respect to the transactions contemplated by the Merger Agreement and the equity funding of Parent.
The Parties, intending to be legally bound, hereby agree as follows:
1. Funding; Issuance of LLC Interests.
(a) The Sponsors may collectively cause Parent and/or Merger Sub to take, omit from taking, or refrain from taking, any action in connection with the Merger, the Merger Agreement and the transactions contemplated thereby, including, without limitation, (i) amending or terminating the Merger Agreement, (ii) determining whether the closing conditions set forth in the Merger Agreement have been satisfied, or whether they should be waived, (iii) amending or terminating the commitment letter with respect to the proposed debt financing of the Company and (iv) negotiating and entering into arrangements with the Company’s management. Upon the determination by the Sponsors that the conditions to the closing of the Merger (the “Closing”) contained in the Merger Agreement have been satisfied or waived (subject to those conditions which by their nature are satisfied only at the Closing), LKCM shall give notice of such determination to the Parties and on the Business Day immediately prior to the scheduled date of Closing each of the Parties shall contribute to Parent by wire transfer of immediately available funds the amount set forth opposite such Party’s name on Schedule I attached hereto (as such Schedule may be amended or supplemented from time to time, the “Funding Commitment”).
(b) If the Sponsors shall determine that Parent has become obligated to pay to the Company the Parent Termination Fee and an amount equal to the Platinum Fee paid by the Company pursuant to Section 8.03(e) of the Merger Agreement (collectively, the “Reverse Termination Fees”), LKCM shall give notice of such determination to the Parties and on the first Business Day following such notice each of the Parties shall contribute to Parent by wire transfer of immediately available funds an amount equal to the product of (x) such Party’s Commitment Percentage (as set forth in Schedule I attached hereto) and (y) the amount determined by the Sponsors (as set forth in LKCM’s notice) to be payable by Parent to the Company; provided, however, that if the obligation of Parent to pay the Reverse Termination Fees arose as a result of any breach by a Party of its representations, warranties or covenants hereunder, including, without limitation, that Party’s failure to fund its Funding Commitment as contemplated by Section 1(a), then that Party shall indemnify and hold harmless each other Party from and against any damages, losses and expenses they incur (including their respective portions of the Reverse Termination Fees and attorneys’ fees and expenses) as a result of such breach.

(c) If Parent receives the Company Termination Fee pursuant to Section 8.03(c) of the Merger Agreement, the amount remaining after payment or provision for payment of all expenses incurred by or on behalf of Parent in connection with the Merger Agreement and the transactions contemplated thereby (as determined by the Sponsors) shall be distributed to the Parties based on the Commitment Percentages of the Parties.
(d) The obligations of each Party under Sections 1(a) and 1(b) are several and not joint; no Party shall have any obligation with respect to amounts to be contributed by other Parties except as expressly set forth herein.
(e) On or prior to the Closing, the Parties and Parent will enter into an Amended and Restated Limited Liability Agreement of Parent (“LLC Agreement”) containing the terms set forth on Schedule II hereto and such other terms to be mutually agreed upon by the Sponsors and at the Closing, limited liability company interests shall be issued to the Parties in exchange for their respective contributions in accordance with the LLC Agreement.
2. Exclusivity. Each Party (other than LKCM) acknowledges and agrees that it has been introduced to the Company and the Merger by LKCM and agrees that for one year after the date of this Agreement it will work exclusively with LKCM with respect to the Merger and will not, and will direct its agents and representatives not to, except as contemplated by this Agreement, consummate, make any proposal with respect to, or solicit, negotiate or entertain any inquiries or proposals with or from any third party regarding, a potential merger, acquisition, recapitalization, refinancing, investment, partnership, joint venture or other potential strategic transaction with, in or involving the Company, in each case however structured.
3. Approval Rights; Withdrawal; and Additional Investors.
(a) Subject to Sections 3(d) and (e) below, all determinations, calculations, approvals, and other similar matters that are required to be made or that are advisable to be made under this Agreement or the Merger Agreement shall require the concurrence of the Sponsors. Notwithstanding the foregoing, if a Party does not consent to (i) any increase in the price per share of common stock of the Company payable pursuant to the Merger, or (ii) any change in the structure of the Merger (as described in the Merger Agreement) that would have a material adverse tax impact on any Party, such Party may withdraw (a ''Withdrawing Party”) from participation in accordance with the terms of this Agreement.
(b) A Withdrawing Party shall remain subject to Sections 2 and 8 of this Agreement, notwithstanding its withdrawal therefrom. A Withdrawing Party shall be relieved of any other obligations hereunder.
(c) If a Party withdraws from participation in accordance with this Agreement, the remaining Parties may elect to assume all or part of the Withdrawing Party’s Funding Commitment or may agree to replace the Withdrawing Party with another person or entity (a “Replacement Party”); provided that such Replacement Party executes a joinder to this Agreement in form and substance reasonably satisfactory to the Sponsors (and Schedule I of this Agreement shall be modified to reflect such Replacement Party’s assumption and such Replacement Party shall become an “Investor” for purposes hereof).
(d) LKCM shall have the right, in its sole and exclusive discretion and without the approval of any other Party, to join one or more of its affiliates to this Agreement (a “LKCM Affiliated Party,” and collectively with LKCM, the “LKCM Affiliated Group”) and allocate its Funding Commitment, in whole or in part, to such LKCM Affiliated Parties. LKCM shall also have the right, in its sole and exclusive discretion and without the approval of any other Party, to join one or more additional persons or entities to this Agreement (a “LKCM Additional Party,” and collectively with any LKCM Affiliated Parties, the “LKCM Funding Parties”) and allocate its Funding Commitment, in whole or in part, to such LKCM Additional Parties; provided, however, that (i) the LKCM Affiliated Group shall not reduce its aggregate Funding Commitment to an amount that is less than $25 million without the prior written consent of CPFW, (ii) each LKCM Additional Party shall be reasonably acceptable to the Sponsors, and (iii) LKCM shall remain liable for the obligations of any LKCM Funding Party who defaults on its obligations under Sections 1(a), 1(b) and 5 of this Agreement; and provided, further, that any such LKCM Funding Parties shall execute a joinder to this Agreement in form and substance reasonably satisfactory to the Sponsors (and Schedule I of this Agreement shall be modified to reflect any such LKCM Funding Party’s joinder and such LKCM Funding Party shall become an “Investor” for purposes hereof). If the LKCM Affiliated Group shall reduce its aggregate Funding Commitment to an amount that is less than $25 million, LKCM shall no longer be deemed a “Sponsor” for purposes of this Agreement and shall have no consent or other rights under this Agreement not generally made available to the other Parties.
(e) CPFW shall have the right, in its sole and exclusive discretion and without the approval of any other Party, to join one or more of its affiliates to this Agreement (a “CPFW Affiliated Party,” and collectively with CPFW, the “CPFW Affiliated Group”). CPFW shall also have the right, in its sole and exclusive discretion and without the approval of any other Party, to join one or more additional persons or entities to this Agreement (a “CPFW Additional Party,” and collectively with any CPFW Affiliated Parties, the “CPFW Funding Parties”) and allocate its Funding Commitment, in whole or in part, to such CPFW Additional Parties; provided, however, that (i) the CPFW Affiliated Group shall not reduce its aggregate Funding Commitment to an amount that is less than $15 million without the prior written consent of LKCM, (ii) each CPFW Additional Party shall be reasonably acceptable to the Sponsors, and (iii) CPFW shall remain liable for the obligations of any CPFW Funding Party who defaults on its obligations under Sections 1(a). 1(b) and 5 of this Agreement; and provided, further, that any such CPFW Funding Parties shall execute a joinder to this Agreement in form and substance reasonably satisfactory to the Sponsors (and Schedule I of this Agreement shall be modified to reflect any such CPFW Funding Party’s joinder and such CPFW Funding Party shall become an “Investor” for purposes hereof). If the CPFW Affiliated Group shall reduce its aggregate Funding Commitment to an amount that is less than $15 million, CPFW shall no longer be deemed a “Sponsor” for purposes of this Agreement and shall have no consent or other rights under this Agreement not generally made available to other Parties.
(f) Notwithstanding any provision in Sections 3(d) and 3(e) to the contrary, LKCM and CPFW agree that they will use reasonable efforts to coordinate their efforts to sell down a portion of their respective Funding Commitments to additional persons and entities and that any commitments by such persons or entities (other than any LKCM Affiliated Parties or any CPFW Affiliated Parties) identified by them will be allocated to reduce their respective Funding Commitments pro rata based on the respective Commitment Percentages of the LKCM Affiliated Group and the CPFW Affiliated Group.
4. Merger Advisors. The Parties acknowledge that LKCM may, with the consent of CPFW (which consent shall not be unreasonably withheld), engage (or cause Parent to engage) such consultants, advisors and representatives (collectively, the “Merger Advisors”) as it deems reasonably necessary from time to time in connection with the Merger Agreement and the transactions contemplated thereby. The Parties hereby acknowledge and agree that Kaye Scholer LLP and Alvarez & Marsal Transaction Advisory Group, LLC shall be deemed “Merger Advisors” for purposes of this Agreement.
5. Costs and Expenses. In the event (i) the Merger is consummated, (ii) the Merger Agreement is terminated under circumstances such that Parent receives the Company Termination Fee upon such termination, or (iii) the Merger Agreement is terminated under circumstances such that Parent is required to pay the Parent Termination Fee and an amount equal to the Platinum Fee paid by the Company, then all costs, expenses and other obligations incurred by or on behalf of LKCM, CPFW or Parent in connection with the Merger Agreement and the transactions contemplated thereby (the “Shared Expenses”) shall be borne by the Parties in accordance with their respective Commitment Percentages, including, but not limited to, (a) the fees, expenses and other obligations due to the Merger Advisors relating to their engagement and (b) any fees, expense reimbursement and other amounts payable under any debt financing or other financing arrangements entered into by or on behalf of Parent, Merger Sub, or the Company in connection with the Merger.
6. Representations and Warranties of the Parties. As an inducement to the other Parties to enter into this Agreement, each Party hereby represents and warrants to the other Parties as follows:

(a) Organization, Authority and Qualification of the Party. Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Party, the performance by such Party of its obligations hereunder and the consummation by such Party of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Party. This Agreement has been duly executed and delivered by such Party, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms.
(b) No Conflict. The execution, delivery and performance of this Agreement by such Party do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of such Party, (b) conflict with or violate any law or governmental order applicable to such Party or any of its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of such Party pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Party is a party or by which any of such assets or properties is bound or affected, which, in any such case, would have a material adverse effect on the ability of such Party to consummate the transactions contemplated by this Agreement.
(c) No Side Agreements, Etc. Such Party has not entered into and will not enter into any other agreements, contracts or understandings with Parent, Merger Sub or the Company prior to or concurrent with the Closing which will confer any economic benefit on it that (i) is not contemplated by this Agreement or (ii) shared on a pro rata basis with the other Parties to this Agreement.
7. Payment Obligations. In the event that any Party fails to make any payment required by this Agreement, including the requirement to fund such Party’s Funding Commitment pursuant to Section 1 and pay such Party’s portion of the Reverse Termination Fees and Shared Expenses, each of the other Parties shall be entitled to directly enforce and recover from such defaulting Party any and all claims, losses, damages, liabilities, obligations, judgments, fines, amounts paid in and costs of settlement and expenses, including reasonable legal fees and expenses incurred by such Party, payable promptly upon written request, to the extent arising or resulting from or relating to such defaulting Party’s failure to make the payments required under this Agreement.
8. Confidentiality. Except to the extent required by law or regulation, none of the Parties shall, without the prior written consent of the Sponsors, disclose the existence or terms of this Agreement, or the fact that discussions or negotiations are taking place with LKCM or with the Company regarding the Merger, to any person or to the public (other than to its own officers, directors, employees, advisors, attorneys, accountants and representatives). In the event that any such disclosure is required by law or regulation, the Party required to make such disclosure shall coordinate the required disclosure with the Sponsors to the extent practicable, and if applicable, seek to obtain the confidential treatment thereof.
9. Term and Termination. This Agreement shall remain in effect until the earliest to occur of (i) termination of the Merger Agreement; (ii) the execution of an LLC Agreement that expressly supersedes this Agreement; or (iii) the date, if any, on which the Sponsors agree in writing to terminate this Agreement. Notwithstanding such termination, the provisions of Sections 1(b), 1(c), 2, 5 and 7-18 shall survive such termination and each Party shall remain liable for any breach hereunder prior to such termination.
10. Relationship of Parties. This Agreement shall not be construed to create as among the Parties an association, trust, partnership, joint venture, association taxable as a corporation or other entity for the conduct of any business for profit, or impose a trust or partnership duty, obligation or liability on or with regard to, any other Party, nor shall any Party have the right or authority to assume, create or incur any liability or obligation, express or implied, in the name of, or on behalf of the other Party, without the prior written consent of such other Party except as otherwise expressly set forth herein.

11. Choice of Law; Consent to Jurisdiction and Waiver of Jury Trial.
(a) This Agreement and all claims arising out of or relating to this Agreement and the Merger contemplated hereby shall be governed by the laws of the State of Delaware without regard to the conflicts of law principles that would result in the application of any law other than the law of the State of Delaware.
(b) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Chancery Court of the State of Delaware or, if the Chancery Court does not have jurisdiction, the other courts of the State of Delaware and (ii) the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement or any matter contemplated hereby (and agrees not to commence any action, suit or proceeding relating hereto except in such courts). Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or the matter contemplated hereby in (i) the Chancery Court of the State of Delaware or, if the Chancery Court does not have jurisdiction, the other courts of the State of Delaware or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.
(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
12. Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient at the address below, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties. All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile (with acknowledgment received), immediately, if evidence of successful facsimile transmission or three (3) business days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) business day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.
If to LKCM:
301 Commerce Street, Suite 1600
Fort Worth, Texas 76102
Attention: Jacob D. Smith, Esq.
Phone: (817) 332-3235
Facsimile: (817) 332-4630
with a copy to:
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Joel Greenberg, Esq.
Phone: (212) 836-8201
Facsimile: (212) 836-8211

If to CPFW:
201 Main Street
Fort Worth, Texas 76102
Attention: Kevin G. Levy, Esq.
Phone: (817) 390-8503
Facsimile: (817) 235-8513
If to an Investor, as set forth on Schedule I.
13. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
14. Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
15. Headings; Construction. The section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
16. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Merger and the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
17. Entire Agreement. This Agreement, together with the schedules, exhibits, and other agreements expressly referenced herein and the several confidentiality agreements between LKCM and each of the Parties, constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.
18. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted successors and assigns and nothing herein, express or implied, is intended to or shall confer upon the any other person (including, without limitation, the Company and its stockholders) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

LKCM Private Discipline Master Fund, SPC

By:	/s/ J. Bryan King

	Name:	J. Bryan King
	Title:	Vice President of LKCM Alternative Management, LLC

CPFW Holdings, L.P.

By:	/s/ Kevin G. Levy

	Name:	Kevin G. Levy
	Title:	Vice President of CPFW Holdings Genpar, LLC